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FOR RELEASE FEBRUARY 4, 1997 AT 7:30 A.M. EST
Contact:        Erik Randerson (investors)
                Owen Daley (media)
                Allen & Caron/South Coast Communications
                (714) 252-8440

ALPHA MICROSYSTEMS SELLS ALPHAHEALTHCARE OPERATION TO UNIDENT PRACTICE PERFORMANCE SYSTEMS

SANTA ANA, CA (February 4, 1997). . . .Alpha Microsystems (Nasdaq NM: ALMI)
announced today that it has sold its Oregon-based AlphaHeathCare operation, a provider of practice management solutions for the dental market, to privately-held UNIDENT Practice Performance Systems.

UNIDENT, based in Lincoln, NE, is a developer and marketer of technology solutions for the dental market. The sales price for AlphaHealthCare is $450,000 plus contingent payments to be made over a five-year period. The sale is not expected to have a material impact on the Company's fiscal fourth quarter ending February 23, 1997. Further terms were not disclosed.

In making the announcement, Alpha Microsystems President and CEO Douglas J. Tullio said, "The sale of AlphaHealthCare marks a concluding step in our divestiture efforts and allows us to more clearly focus our resources on the AlphaCONNECTO family of Internet/intranet products, and the North American services operation. We anticipate that the sale of AlphaHealthCare will also help improve the bottom-line performance of Alpha Microsystems."

Alpha Microsystems Services Operations (AMSO) will continue to provide maintenance support services to the current base of AlphaHealthCare customers and AMSO has been appointed the sole preferred nationwide provider of maintenance services by UNIDENT for its entire installed base. AMSO has also been designated as UNIDENT's vendor of first choice for computer hardware and peripherals.

Tullio added, "UNIDENT is a long-established, leading solutions and hardware supplier for the dental market and AlphaHealthCare fits well into their business model. We are pleased that AMSO will continue to provide maintenance services to AlphaHealthCare's installed base. In addition, we believe our appointment to sole preferred service provider, as well as vendor of first choice for UNIDENT, could result in additional service opportunities for AMSO."

UNIDENT President Glenn Friendt commented, "We are excited about the opportunity to work with AlphaHealthCare clients throughout the country. By incorporating the capabilities of AlphaHealthCare into UNIDENT's current business, we can deliver an expanded set of technologies and the highest level of customer service to dentists from coast to coast."

UNIDENT Practice Performance Systems is a developer and reseller of computer software, hardware and services to the dental profession. Since 1983, UNIDENT has helped dental




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practices around the country to implement, maintain and enhance electronic business and clinical information systems. For more information, contact UNIDENT at 800-344-6930.

Alpha Microsystems serves the Internet and intranet markets through its software, services and technologies. The Company also provides products and services such as consulting, maintenance, software, hardware and networking, both directly and through value-added resellers and distributors. Alpha Microsystems has been in business for over 18 years and today has over 40 locations, as well as third party distribution channels worldwide. For more information, contact the Company's Web site at http://www.alphamicro.com

Certain statements in this Press Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.




















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